Exhibit 99.1

Beam Global Announces Record Second Quarter 2024 Operating Results

Conference Call Tuesday August 13, 2024 at 4:30 p.m. ET

SAN DIEGO, CA – August 13, 2024 – Beam Global, (Nasdaq: BEEM), (the “Company”), provider of innovative and sustainable infrastructure solutions for the electrification of transportation and energy security, today announced its second quarter results for the period ended Q2 2024.

Q2 2024 Financial Highlights:

•	Increased revenue 2% to $14.8 million over Q1 2024
•	Record gross margin of 16%, an increase over Q1 2024 of 6 percentage points
•	31% of revenue derived from commercial customers
•	Backlog of $11 million; record pipeline of over $183 million
•	Net cash used of $0.1 million in operating activities for the six months ended Q2 2024
•	Debt free and $100 million line of credit available and unused

Q2 2024 and Recent Operational Highlights:

•	Q2 purchase orders up 129% year-over-year with over half of U.S. orders from new customers
•	Signed first European distributor for EV charging and energy infrastructure product lines
•	Over half of Q2 EV ARC™ orders are new customers, expanding our customer base
•	New orders from U.S. commercial business in Q2 increase 66% year-over-year

“The Beam Team is laser focused on improving margins and continuing our progress towards positive cash flow. This quarter’s record gross margin at 18%, net of non-cash items, is a validation of that progress and we see continued upside going forward through the work we are doing to reduce direct costs, increase production efficiencies and benefit from our price increases,” said Desmond Wheatley, CEO of Beam Global. “We are taking important steps to diversify our revenue opportunities through geographic expansion as well as through the recruiting of external sales partners to enhance our internal team’s capacity so that we can increase our sales overall while reducing the impact of seasonal or other fluctuations in our order cadence. Consequently, our sales pipeline is at a record high, and we are working on the most significant opportunities in our history, particularly through Beam Europe. As we noted during the quarter, winning the UK’s equivalent of our federal GSA contract was a significant milestone for Beam Europe, resulting in our first million-dollar EV ARC contract in Europe from the British Army.  Finally, we have taken initial steps towards the development of an entirely new product which we hope to launch in 2024, which will further augment our strategy to diversify revenue and profit opportunities in expanded markets with more product offerings.  I am proud of the Beam Team’s achievements and more even excited about what I believe we will accomplish in the future.”

Second Quarter 2024 Financial Summary

Revenues

For the quarter ended June 30, 2024 our revenues were $14.8 million increasing 2% over first quarter. 31% of our revenue in second quarter was derived from commercial customers. For the six months ended June 30, 2024 our revenues were $29.4M.

Gross Profit

For the quarter ended June 30, 2024, our gross profit was $2.4 million, or 16% of sales. The margin improved by 6 percentage points compared to Q1 2024. Our gross profits included a negative impact of $0.3 million for non-cash depreciation and intangible amortization. Our gross profits net of non-cash items was 18%. For the six months ended June 30, 2024, our gross profit was $3.8 million, or 13% of sales. Our six-month gross profits included a negative impact of $0.6 million for non-cash depreciation and intangible amortization. Our six-month gross profits net of non-cash items was 15%.

Our margins improved primarily because we recognized the engineering design changes to our EV ARCTM that resulted in cost reductions to our bill of materials and labor efficiencies. Additionally, there were reductions in material costs as well as operational improvements and positive margins generated from the acquisition of Amiga. Our engineering and operations teams continue to identify further cost reductions and efficiencies which, along with support from our Serbian facilities, we believe will continue to improve our gross margins in future quarters.

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Operating Expenses

Operating expenses were $7.1 million for Q2 2024 compared to $4.5 million in Q1 2024. Operating expense increased quarter over quarter by $2.6 million which is mostly attributable to a $1.8 million expense related to the change in fair value of contingent consideration, which is non-cash, for the Amiga acquisition, $0.3 million for operating expenses for Beam Europe, and $0.6 million in commission expenses.

Operating expenses were $11.7 million for the six months ended Q2 2024. Operating expenses included $1.5 million related to the change in fair value of contingent consideration, which is non-cash, for the Amiga acquisition, and $0.9 million for operating expenses for Beam Europe.

Net Loss

Net loss was $4.9 million for Q2 2024 or $0.34 per share. The second quarter net loss included non-cash expense items related to depreciation, intellectual property amortization, non-cash compensation, allowance for bad debt and fair value of contingent consideration expenses of $2.8 million in 2024. Net loss excluding noncash items was $2.1 million or $0.14 per share for Q2 2024.

Net loss was $8.0 million for the six months ending Q2 2024. The net loss includes non-cash expense items related to depreciation, intellectual property amortization, non-cash compensation expense, allowance for bad debt and fair value of contingent consideration of $3.5 million in 2024. Net loss excluding noncash items was $4.4 million for the six months ending Q2 2024.

Cash and Working Capital

At the end of Q2 2024, we had cash of $8.7 million, compared to $5.0 million at the end of Q1 2024 mainly related to increased collections from customers.

We had cash of $10.4 million at the end of Q4 2023. The cash decrease between Q4 2023 and Q2 2024 was primarily due to cash payments for the acquisition of Amiga of $2.7 million in Q1 2024. Net cash used for operating activities was $0.1 million for the six months ended Q2 2024.

Our Working Capital of $16.0 million decreased $7.8 million from Q4 2023 to Q2 2024 mainly due to the accrual of non-cash contingent consideration for the Amiga acquisition of $5.4 million moving to “Current Liabilities” as of June 2024 from “Non-Current Liabilities” at Q4 2023. This contingent consideration is a non-cash earn-out based on revenue targets, payable with shares of the Company’s common stock. Additionally, the decrease was due to $2.7 million for the cash payment for the Amiga acquisition in Q1 2024 which was in “Current Liabilities” at Q4 2023. Our Working Capital net of non-cash items was $21.4 million at the end of Q2 2024.

Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared in accordance with GAAP, we present Non-GAAP Net Loss which is non-GAAP financial measures, in this press release. We use Non-GAAP Net Loss in conjunction with GAAP measures as part of our overall assessment of our performance to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our financial performance. We believe Non-GAAP Net Loss is also helpful to investors, analysts and other interested parties because it can assist in providing a more consistent and comparable overview of our operations across our historical financial periods. Non-GAAP Net Loss has limitations as an analytical tool. Therefore, you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, you should consider Non-GAAP Net Loss alongside other financial performance measures, including net loss attributable to other GAAP measures. In evaluating Non-GAAP Net Loss you should be aware that in the future we may incur expenses that are the same as, or similar to, some of the adjustments reflected in this press release. Our presentation of Non-GAAP Net Loss should not be construed to imply that our future results will be unaffected by the types of items excluded from the calculations of Non-GAAP Net Loss. Non-GAAP Net Loss is not presented in accordance with GAAP and the use of these terms vary from others in our industry. Reconciliation of this non-GAAP measure has been provided in the financial statement tables included within this press release, and investors are encouraged to review this reconciliation.

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Conference Call August 13, 2024 at 4:30 p.m. ET

Management will host a conference call on Tuesday August 13, 2024 at 4:30 p.m. ET to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question-and-answer session.

Participants can register for the conference through the following link:

https://dpregister.com/sreg/10191786/fd47bfaf60

Please note that registered participants will receive their call-in number upon registration.

Those without internet access or unable to pre-register may call in by calling:

PARTICIPANT CALL IN (TOLL FREE): 1-844-739-3880

PARTICIPANT INTERNATIONAL CALL IN: 1-412-317-5716

Please ask to join the Beam Global call.

A webcast archive is available at the above URL for one year following the call.

About Beam Global

Beam Global is a clean technology innovator which develops and manufactures sustainable infrastructure products and technologies. We operate at the nexus of clean energy and transportation with a focus on sustainable energy infrastructure, rapidly deployed and scalable EV charging solutions, safe energy storage and vital energy security. With operations in the U.S. and Europe, Beam Global develops, patents, designs, engineers and manufactures unique and advanced clean technology solutions that power transportation, provide secure sources of electricity, save time and money and protect the environment. Headquartered in San Diego, California; with facilities in Broadview, Illinois; Belgrade and Kraljevo, Serbia. Beam Global has a deep patent portfolio and is listed on Nasdaq under the symbol BEEM. For more information visit BeamForAll.com, LinkedIn, YouTube and X (formerly Twitter).

Forward-Looking Statements

This Beam Global Press Release contains forward-looking statements including but not limited to statements about the Company’s belief about its future profitability. All statements in this Press Release other than statements of historical facts are forward-looking statements. Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may,” or other words and similar expressions that convey the uncertainty of future events or results. These statements relate to future events or future results of operations, including, but not limited to the following statements: statements regarding the acquisition of Amiga, its expected benefits, and the anticipated future financial performance as a result of the acquisition. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause Beam Global's actual results to be materially different from these forward-looking statements. Except to the extent required by law, Beam Global expressly disclaims any obligation to update any forward-looking statements.

# # #

Investor Relations:

Core IR

+1 516-222-2560

IR@BeamForAll.com

Media Contact:

Skyya PR

+1 651-335-0585

Press@BeamForAll.com

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Beam Global

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30,	December 31,
	2024	2023
	(Unaudited)
Assets
Current assets
Cash	$8,749	$10,393
Accounts receivable, net of allowance for credit losses of $378 and $447	12,678	15,943
Prepaid expenses and other current assets	2,006	2,453
Inventory, net	12,841	11,933
Total current assets	36,274	40,722

Property and equipment, net	14,894	16,513
Operating lease right of use assets	2,038	1,026
Goodwill	10,116	10,270
Intangible assets, net	8,486	9,050
Deposits	106	62
Total assets	$71,914	$77,643

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$8,028	$9,732
Accrued expenses	4,440	2,737
Sales tax payable	554	209
Deferred revenue, current	918	828
Note payable, current	45	40
Deferred consideration, current	–	2,713
Contingent consideration, current	5,365	–
Operating lease liabilities, current	881	615
Total current liabilities	20,231	16,874

Deferred revenue, noncurrent	594	402
Note payable, noncurrent	246	160
Contingent consideration, noncurrent	892	4,725
Other liabilities, noncurrent	3,689	3,787
Deferred tax liabilities, noncurrent	1,652	1,698
Operating lease liabilities, noncurrent	1,213	455
Total liabilities	28,517	28,101

Stockholders' equity
Preferred stock, $0.001 par value, 10,000,000 authorized, none outstanding as of June 30, 2024 and December 31, 2023.	–	–
Common stock, $0.001 par value, 350,000,000 shares authorized, 14,608,342 and 14,398,243 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively.	14	14
Additional paid-in-capital	144,497	142,265
Accumulated deficit	(101,314)	(93,361)
Accumulated Other Comprehensive Income (AOCI)	200	624

Total stockholders' equity	43,397	49,542

Total liabilities and stockholders' equity	$71,914	$77,643

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Beam Global

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited, In thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues	$14,812	$17,819	$29,373	$30,839

Cost of revenues	12,456	17,318	25,538	30,333

Gross profit	2,356	501	3,835	506

Operating expenses	7,147	4,042	11,674	7,888

Loss from operations	(4,791)	(3,541)	(7,839)	(7,382)

Other income (expense)
Interest income	38	24	109	25
Other (expense) income	(149)	1	(205)	11
Interest expense	(14)	(2)	(18)	(2)
Other income	(125)	23	(114)	34

Loss before income tax expense	(4,916)	(3,518)	(7,953)	(7,348)

Income tax expense	–	12	–	13

Net loss	$(4,916)	$(3,530)	$(7,953)	$(7,361)

Net foreign currency translation adjustments	(95)	–	(424)	–
Total Comprehensive Loss	$(5,011)	$(3,530)	$(8,377)	$(7,361)

Net loss per share - basic	$(0.34)	$(0.32)	$(0.55)	$(0.69)
Net loss per share - diluted	$(0.34)	$(0.32)	$(0.55)	$(0.69)

Weighted average shares outstanding - basic	14,533	10,990	14,486	10,604
Weighted average shares outstanding - diluted	14,533	10,990	14,486	10,604

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Beam Global

Reconciliation of Net Loss to Non-GAAP Net Loss

(Unaudited, In thousands)

	Three Months Ended		Six Months Ended
	2024	2023	2024	2023
GAAP Net Loss	$4,916	$3,530	$7,953	$7,361

Adjusted to exclude the following:
Depreciation and amortization	(139)	(162)	(280)	(308)
Non-cash compensation	(752)	(575)	(1,337)	(1,089)
Bad debt expense	(266)	–	(378)	–
Fair value of contingent consideration (1)	(1,679)	(273)	(1,532)	(260)
Non-GAAP Total adjustments	(2,837)	(1,010)	(3,526)	(1,657)

Non-GAAP Net Loss	$2,079	$2,520	$4,427	$5,704

Weighted average shares outstanding - basic	14,533	10,990	14,486	10,604
GAAP Net Loss EPS (Basic)	$0.34	$0.32	$0.55	$0.69
Non-GAAP Net Loss EPS (Basic)	$0.14	$0.23	$0.31	$0.54

(1)	Fair value of contingent consideration is non-cash. The Earnout Consideration will be paid in the Company’s stock. See the financial statement notes included in prior quarterly and annual filings.

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